As filed with the Securities and Exchange Commission on March 31, 2000

                                                         Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                   THCG, INC.
             (Exact name of registrant as specified in its charter)

         Utah                             7320                  87-0415597
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                         650 Madison Avenue, 21st Floor
                            New York, New York 10022
                                 (212) 223-0440
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                ----------------

                                 JOSEPH D. MARK
                         650 Madison Avenue, 21st Floor
                            New York, New York 10022
                                 (212) 223-0440
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                   COPIES TO:

                             PETER S. KOLEVZON, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration
Statement.

         If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                          CALCULATION OF REGISTRATION FEE
---------------------------------------------------------- ------------ -------------- -------------------- --------------
                                                                          Proposed
                     Title of Shares                         Amount        Maximum      Proposed Maximum      Amount of
                    to be Registered                          to be       Offering          Aggregate       Registration
                                                           Registered       Price        Offering Price          Fee
                                                                        Per Share (1)
---------------------------------------------------------- ------------ -------------- -------------------- --------------
Common Stock, par value $.01 per share................       907,556       $16.06          $14,575,349        $3,847.89
---------------------------------------------------------- ------------ -------------- -------------------- --------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for THCG common stock as reported on the Nasdaq National Market on .March 30, 2000.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                                  MARCH 31, 2000

                                 907,556 SHARES

                                     [LOGO]

                                   THCG, INC.

                                  COMMON STOCK

                       __________________________________

         The stockholders of THCG listed on pages 14 to 16 of this prospectus are offering and selling a total of 907,556 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of the shares offered by these selling stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "THCG." On March 24, 2000, the last sale price for our common stock, as reported on the Nasdaq National Market, was $17.375 per share.

                       __________________________________

         Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.

                       __________________________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       __________________________________

                   The date of this prospectus is _____, 2000.

                                TABLE OF CONTENTS


About THCG.....................................................................1

Risk Factors...................................................................2

Forward-Looking Statements....................................................13

Use of Proceeds...............................................................14

Selling Stockholders..........................................................14

Plan of Distribution..........................................................17

Legal Matters.................................................................18

Experts.......................................................................18

Where You Can Find More Information...........................................18

                                     SUMMARY

         This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 2. In addition, you should also read the documents we have referred you to in "Where You Can Find More Information" on page 18 for information about our company and our financial statements.

                                   ABOUT THCG

         We are an Internet incubator company that provides venture funding, venture development and venture banking services to companies in which we acquire direct or indirect equity interests, also referred to throughout this prospectus as our "partner companies." We are penetrating new markets by developing our international operations and by expanding our global coverage of the Internet industry. Our partner companies include Internet-based businesses, established "brick and mortar" companies implementing an Internet-based strategy and advanced technology and service companies. By providing our partner companies with capital and a combination of enterprise-enhancing venture development and venture banking services, we believe that we help our partner companies focus on their core strengths, so that they may bring their products and services to market more rapidly.

         Our goal is to build dominant Internet-based businesses with a global presence that are highly differentiated and have viable business models, and to acquire equity interests in those businesses. To date, we have, and we continue to acquire equity interests in our partner companies through a venture fund that is managed by one of our wholly-owned subsidiaries and in which we own a 9.9% interest. On certain occasions, we have also acquired direct equity interests in our partner companies. In the future, our venture funding strategy is to acquire direct equity interests of at least 25% in our partner companies. Although we do not intend to engage in short-term sales of our equity interests in our partner companies, we hope to realize gains through the selective sale of our equity interests over a period of time.

         We seek to build our partner companies and to maximize the value of our equity interest in them by providing venture development and venture banking services to our partner companies and by promoting innovation and collaboration among them. Our venture development services include strategic and management consulting services, as well as business infrastructure services. Our venture banking services include general advisory services, as well as advising our partner companies on capital raising transactions, mergers and acquisitions and recapitalizations and refinancings. By providing these venture development and venture banking services, together with our venture funding activities, we believe we are able to provide critical services to our partner companies at every stage of their development.

         We believe that our ability to finance, build and advise our partner companies differentiates us from our competitors, who typically provide services designed to address more specific needs of Internet-based businesses. We also believe that our global focus will differentiate us from our competitors who tend to have more regional focuses.

         We are a Utah corporation formerly known as Walnut Financial Services, Inc. Our executive offices are located at 650 Madison Avenue, 21st Floor, New York, New York 10022. Our phone number is (212) 223-0440. References in this prospectus to "THCG" or "us" or "our" mean THCG and its subsidiaries on a consolidated basis, unless the context otherwise requires.

                                  RISK FACTORS

         You should be aware that there are various risks involved in an investment in our common stock. Before investing in our common stock, you should carefully consider the following risk factors and other information in this prospectus.

                       Risk Factors Affecting Our Business

Our business, as currently conducted, has a limited operating history, and it is difficult to predict whether our business will be successful.

         On November 1, 1999, we withdrew our election to be regulated as a business development company under the Investment Company Act. At the same time, we shifted our business focus from that of investing in securities to that of an operating company actively engaged in providing venture funding, venture development and venture banking services to both Internet-based businesses and partner companies while actively participating in the management, financing and operation of those companies. As a result, our business, as currently conducted, has a limited operating history. Our prospects must be considered in light of the risks and uncertainties frequently encountered by companies expanding into a new and rapidly evolving area such as the Internet. Many of the risks, uncertainties, delays and difficulties associated with providing venture funding, venture development and venture banking services to and operating Internet-based businesses are beyond our control. We cannot assure our stockholders that we will be successful in meeting the challenges and addressing the risks that we face in this new and rapidly changing market.

Our business is capital intensive and we may not be able to secure additional capital when we need it in the future to support our growth.

         Our business is capital intensive. In the future, we expect periodically to raise funds to acquire equity interests in and establish new partner companies, to support our operations and expand our venture development and venture banking services and to support the operations and growth of our partner companies. Our future capital requirements will depend in large part on the number of partner companies in which we acquire equity interests and which we establish, the amounts of capital we provide to these companies and the timing of these payments. Our plans and the related capital requirements will be dependent on various factors, such as developments in our markets and the availability of acquisition and entrepreneurial opportunities. If we are successful in selling additional equity securities, our then existing stockholders may suffer significant dilution. However, we may not be able to obtain financing on acceptable terms, or at all, when we need it. If we require, but are unable to obtain, additional financing in the future on acceptable terms, or at all, we will not be able to continue our business strategy, respond to changing business or economic conditions, withstand adverse operating results or compete effectively, and our business, financial condition and operating results may be materially and adversely affected as a result.

Our investments in our partner companies are risky.

         A portion of our assets include equity interests which we have directly and indirectly acquired in our partner companies. As of March 30, 2000, our venture fund had acquired interests in eight companies, with its equity stakes in these companies ranging from 1.7% to 22.7%. As of March 30, 2000, the aggregate cost of our venture fund's investments totaled approximately $16.6 million. In the future, we expect to acquire direct equity interests of at least 25% in our partner companies. Decreases in the value of our partner companies will have an adverse effect on our business, financial condition and operating results. Even though we intend to be actively involved in the affairs of our partner companies, because we own or will own less than a majority of the shares of our partner companies, we may not be able to control the policies or directions that these companies take.

         All of our partner companies are in the early stages of development, and we cannot assure you that these companies will be able to successfully achieve their business goals in a timely manner or at all. Our strategy is to realize a return on our equity interests in these companies by liquidating these investments through sales of equity or otherwise. We cannot assure you that we will realize any return on any of these investments. Moreover, the trading price of our common stock may be adversely affected if we do not realize any return on these investments, or if that return is lower than the market expects. The failure of one or more of the companies in which we have invested, and the timing of any dispositions of our investments in these companies, could have a material adverse effect on our business, financial condition and operating results and on the market price of our common stock.

We will not be able to successfully execute our business strategy if we are deemed to be an investment company under the Investment Company Act of 1940.

         We are not currently required to be registered under the Investment Company Act. Generally, a company must register under the Investment Company Act and comply with significant restrictions on operations and transactions if: (1) its investment securities exceed 40% of its total assets, or (2) it holds itself out as being "primarily engaged" in the business of investing, owning or holding securities. At this time, less than 40% of our total assets are investment securities. If, in the future, our investment securities exceed 40% of our total assets, we believe that we will not be required to register under the Investment Company Act because we believe that we are "primarily engaged" in a non-investment company business through our wholly-owned subsidiaries and that we do not otherwise meet the requirements for registering under the Investment Company Act. However, if more than 40% of our total assets are investment securities and we are no longer "primarily engaged" in a non-investment company business through our wholly-owned subsidiaries, we believe that we will be "primarily engaged" in a non-investment company business through our majority-owned subsidiaries and controlled subsidiaries and we will then promptly file with the Securities and Exchange Commission an exemptive application under Section 3(b)(2) of the Investment Company Act to have the Securities and Exchange Commission so declare. If we do not receive exemptive relief, then we may be required to register under the Investment Company Act. Registration under the Investment Company Act would be inconsistent with our present business strategy and would have a material and adverse effect on our business, financial condition and operating results. Moreover, we might be subject to civil and criminal penalties for failure to register, certain of our contracts might be voidable and a court-appointed receiver could take control of our company and liquidate our business.

         To avoid regulation under the Investment Company Act, we would have to attempt to reduce our investment securities to less than 40% of our total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices, and we may not realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses.

         If we are deemed to be, and required to register as, an investment company, we will be forced to comply with the numerous and burdensome substantive requirements of the Investment Company Act, including:

         o        limitations on our ability to borrow;

         o        limitations on our capital structure;

         o restrictions on acquisition of equity interests in partner companies;

         o        prohibitions on transactions with affiliates;

         o        restrictions on specific investments; and

         o compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

         If we were forced to comply with the rules and regulations of the Investment Company Act, our operations would significantly change, and we would be prevented from successfully executing our business strategy. As a result, our business, financial condition and operating results would be materially and adversely affected.

The price of our common stock has been volatile.

         The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of these companies. Future market movements may materially and adversely affect the market price of our common stock.

Fluctuations in our financial performance could adversely affect the trading price of our common stock.

         Our operating results may fluctuate as a result of a variety of factors, many of which are beyond our control, including:

         o the number of our partner companies with which we have established relationships and the size and scope of the venture funding, venture development and venture banking services which we are engaged to provide;

         o reductions, cancellations or completions of major engagements to provide venture development, venture banking and/or venture funding services;

         o the loss of significant partner companies or a change of scope in the venture funding, venture development and venture banking services that we are providing to them;

         o the efficiency with which we utilize our professionals, plan and manage our existing and new partner companies and manage our future growth;

         o variability in market demand for venture funding, venture development and venture banking services;

         o        our ability to retain and attract qualified professionals;

         o our ability to provide our venture funding, venture development and venture banking services within the budgets established by our partner companies;

         o        costs related to expansion of our business;

         o        sales of equity interests in our partner companies;

         o        significant acquisitions;

         o        increased competition; and

         o        general economic conditions.

         As a result of these possible fluctuations, period-to-period comparisons of our operating results may not be reliable indicators of future performance. A significant percentage of our expenses, including those related to employee compensation and facilities, are fixed. If the number of our partner companies and the scope of the venture funding, venture development and venture banking services that we provide to them decreases in any period, then our revenues and operating results may also decrease. In some quarters, our operating results may fall below the expectations of securities analysts and investors due to many factors, including those described above. As a result, the trading price of our common stock would likely decline, and the decline could be significant.

We are dependent on our ability to recruit, train and retain highly skilled and experienced professionals who are in short supply.

         Our ability to provide our partner companies with venture funding, venture development and venture funding services depends in large part on our ability to identify, hire, train and retain highly skilled and experienced professionals who have industry specific expertise and who are proficient in a broad range of technological and business skills. There is a shortage of these highly skilled and experienced personnel and we must compete with other companies for this limited pool of people. We may be unable to attract, train or retain qualified personnel. Failure to do so could have a material adverse effect on our business, financial condition and operating results.

We compete against other larger companies that may be better able to provide Internet-based businesses with the services that we offer.

         We compete against numerous public companies such as CMGI, Inc., Internet Capital Group, Inc., Rare Medium Group, Inc. and Softbank Corp., as well as private companies such as Idealab! and Divine Interventures, Inc., that provide some combination of the venture funding, venture development and venture banking services which we provide. Many of these competitors have longer operating histories, larger installed client bases, greater name recognition, more experience and significantly greater financial, technical, marketing and other resources than we do. We expect that competition from both private and public companies in our markets will intensify. At any time, our current and potential competitors could increase their resource commitments to our markets. Among other adverse consequences, this competition may diminish our ability to identify, attract and develop relationships with partner companies. As a result, our business, financial condition and operating results could be materially and adversely affected.

Competition for venture funding services is intense.

         In providing venture funding services, we compete directly against traditional venture capital and private equity firms and public and private companies with venture funds, and many of these competitors have significantly greater experience and financial resources than we have. In addition to these competitors, numerous public companies such as CMGI, Inc., Internet Capital Group, Inc., Rare Medium Group, Inc. Softbank Corp., as well as private companies such as Idealab! and Divine Interventures, Inc., devote significant resources to providing capital together with other resources to Internet companies. Additionally, corporate strategic investors, including Fortune 500 and other significant companies, are developing Internet strategies and capabilities. Many of these competitors have significantly greater financial resources and brand name recognition than we do, and the barriers to entry for companies seeking to provide capital and other resources to entrepreneurs and their emerging technology companies are minimal. We expect that competition from both private and public companies with business models similar to our own will intensify. Among other adverse consequences, this competition may diminish the pool of potential investment opportunities and raise the cost of making future investments. As a result, our business, financial condition and operating results could be materially and adversely affected .

Competition for venture development and venture banking services is intense.

         The individual markets for venture development and venture banking services are intensively competitive and characterized by an increasing number of entrants because the barriers to entry in these markets are relatively low. In providing venture development services, we compete directly against strategy consulting firms and management consulting firms.

         In providing venture banking services, we compete directly with other investment banking and merchant banking firms which vary in size from small, privately-owned firms to very large, publicly-held corporations. We also face increasing competition from other sources, such as commercial banks, insurance companies and consulting firms offering financial services.

         Many of our current and potential competitors in the venture development and venture banking markets have longer operating histories, larger installed clients bases, greater name recognition and more experience and have significantly greater financial, technical, marketing and other resources than we do. As a result, our competitors may be more attractive partners to Internet-based businesses. In addition, our competitors may be able to respond more quickly to changes in client needs, service more clients simultaneously and undertake more extensive marketing campaigns. We cannot assure you that we will be able to compete successfully against our current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and operating results.

We may fail to successfully establish partner companies or properly identify partner companies in which to acquire equity interests and effectively complete these transactions.

         Our success depends on our ability to identify opportunities to acquire equity interests in or establish partner companies that will become successful in the future and to successfully negotiate the terms of any acquisitions we make. Our management has sole and absolute discretion in identifying and selecting partner companies in which to acquire equity interests or to establish and in structuring, negotiating, undertaking and divesting of equity interests in our partner companies. Our stockholders will not be able to evaluate the merits of the acquisition of an interest in, or the establishment of, any particular partner company before we make the acquisition or establish the company. In addition, in making decisions to acquire equity interests in or establish partner companies, we will rely, in part, on financial projections developed by our management and the management of potential partner companies. These projections will be based on assumptions and subjective judgments. The actual results of our partner companies may differ significantly from these projections. If we have established or acquired equity interests in partner companies that fail to meet their projections or otherwise fail to generate income, our business, financial condition and operating results could be materially and adversely affected.

         Even if we identify a company that complements our strategy, we may be unable to acquire an interest in that company for many reasons, including:

         o our inability to agree on the terms of an acquisition or to acquire an interest of at least 25% in the company;

         o        a lack of capital to acquire an interest in the company; and

         o        incompatibility between us and management of the company.

         The failure to acquire equity interests in potential partner companies that we have identified could adversely affect our business, financial condition and operating results.

We have potential conflicts of interest with our venture fund.

         Some of our senior executive officers and directors have been actively involved in the venture funding decisions of THCG Venture Partners I, one of our executive officers is the President and Chief Executive Officer of the sole manager of THCG Venture Partners I, and several of our officers and directors are indirect investors in THCG Venture Partners I. Many of our officers are also actively involved in providing ongoing venture funding, venture development and venture banking services to partner companies in which THCG Venture Partners I has invested. These individuals may have conflicting fiduciary duties to our stockholders and to the investors in THCG Venture Partners I, including themselves in some cases. In addition, they may have conflicts between our interests and their own indirect personal financial interests in THCG Venture Partners I and our partner companies in which THCG Venture Partners I has invested.

         We have not adopted a conflicts of interest policy to govern these situations.

Our acquisition strategy may result in increased expenses, difficulties in integrating acquired companies and diversion of management's attention.

         A key component of our growth strategy is to pursue acquisitions of businesses that complement our business strategy. We expect the competition for acquisition candidates to continue to increase. We cannot assure you that we will be able to identify and compete successfully for attractive acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all.

         Some of the other risks that we may encounter in our acquisition growth strategy include:

         o expenses and difficulties in identifying potential targets and the costs associated with uncompleted acquisitions;

         o expenses, delays and difficulties of integrating acquired companies into our existing organization;

         o        diversion of management's attention;

         o        expenses of amortizing acquired companies' intangible assets;

         o issuance of equity securities to pay for acquisitions that will dilute existing stockholders;

         o possible adverse impact on our financial condition due to the timing of an acquisition; and

         o expense of any undisclosed or potential legal liabilities of acquired companies.

         If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

We may face difficulties managing our growth.

         Our recent growth has required a great amount of our managerial and operational resources. In the future, we intend to develop the infrastructure necessary to implement our business strategy of acquiring equity interests in additional partner companies and penetrating new markets by developing our international operations and by expanding our global coverage of the Internet industry. To manage this growth, our management must continue to:

o        improve our operational and financial systems;

o        expand our information technology systems;

o lease more space, including a larger facility in New York City, to accommodate our operations and some of our partner companies; and

o        expand, train, retain and manage our employee base.

         If our systems, procedures and controls are inadequate to support our operations, our expansion would be impaired. Our inability to manage our growth effectively could have a material adverse effect on our business, financial condition and operating results.

We may have difficulty in managing our international operations and expansion, which could adversely affect our operating results and business.

         A key element of our strategy is to penetrate new markets by developing our international operations and by expanding our global coverage of the Internet industry. Once developed, our management may have difficulty in managing our international operations because of distance, as well as language and cultural differences. We also may be unable to market and operate our services successfully in foreign markets.

         Other risks related to international operations include:

         o        fluctuations in currency exchange rates;

         o difficulties arising from staffing and managing foreign operations;

         o        state-imposed restrictions on the repatriation of funds;

         o legal and regulatory requirements of different countries, such as differing tax, intellectual property or labor laws; and

         o        potential political and economic instability.

         If any of these risks materialize, we may not be able to successfully promote our services or perform client engagements in international markets. As a result, our growth and ability to compete effectively may be hindered and our business, financial condition and operating results could be materially and adversely affected.

Our success, and the success of our partner companies, depends on the continued expansion of e-commerce.

         Our success, and the success of our partner companies, depends on the continued expansion of business-to-business and business-to-consumer e-commerce. The e-commerce market is still in its early stages of development. If widespread commercial use of the Internet by individuals and businesses does not continue to expand, or if the Internet does not continue to develop as an effective medium for the provision of products and services, our business, financial condition and operating results, and those of our partner companies, will be materially and adversely affected.

         Factors that may adversely affect the expansion of the Internet and e-commerce include:

         o        actual or perceived lack of security of information;

         o        congestion of Internet traffic or other usage delays;

         o        inconsistent quality of service;

         o        increases in Internet access costs;

         o        increases in government regulation of the Internet;

         o        uncertainty regarding intellectual property ownership;

         o        reluctance to adopt new business methods;

         o costs associated with the obsolescence of existing infrastructure; and

         o        economic viability of e-commerce models.

Governmental regulation of the Internet could adversely impact our business and operations and the business and operations of our partner companies.

         Currently, few laws or regulations are directly applicable to the Internet. Due to the increasing popularity and use of the Internet, it is likely that a number of new laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet, including Internet laws regarding privacy, taxation, pricing, content, copyrights, distribution and quality of products and services. The enactment of any new laws or regulations, including international laws and regulations, could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services and those of our partner companies, or otherwise have a material adverse effect on our business, financial condition and operating results, and those of our partner companies.

The loss of executive management or other key personnel may adversely affect our business and operations and our ability to compete effectively.

         Our business and operations depend largely on the skills of our key management and technical personnel. Many of our executive officers have recently joined us, and many of our key personnel have worked together for a relatively short period. If one or more members of our executive management or other key personnel were unable or unwilling to continue in their present positions, these persons would be very difficult to replace. In addition, if any of these persons joined a competitor or formed a competing company, some of our clients might choose to use the services of that competitor or new company instead of ours. Furthermore, our clients or other companies seeking management talent may hire some members of our executive management or other key personnel. This could result in the loss of our client relationships or new business opportunities and materially and adversely affect our ability to implement our business strategy.

Our partner companies could make business decisions that are not in our best interests or that we do not agree with, which could impair the value of our partner company interests.

         Because neither we nor the venture fund in which we own a 9.9% interest owns a majority voting interest in any of our partner companies, we do not have complete control over any of them. While we plan to acquire direct equity interests of at least 25% in our partner companies in the future, we will continue to acquire less than majority voting interests in most of our partner companies. Further, we may not maintain our current ownership levels in our partner companies if we sell portions of our equity interests or our partner companies issue additional equity to other parties.

         Our ownership of equity interests in partner companies over which we do not exercise complete control involves additional risks that could cause our equity interests, and therefore our business, financial condition and operating results to be materially and adversely affected, including:

         o management of a partner company having economic or business interests or objectives that are different than ours; and

         o partner companies not taking our advice with respect to the financial or operating difficulties that they encounter.

         Our inability to control our partner companies completely could prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our equity interests in them at a time or at a price that is favorable to us. Additionally, to the extent we do not completely control them, our partner companies may not act in ways that are consistent with our business strategy and may compete with us or other partner companies. These factors could hamper our ability to maximize returns on our equity interests, and cause us to recognize losses on our equity interests in partner companies.

Failure to develop and strengthen the THCG brand could adversely affect our business.

         We believe that maintaining and strengthening the THCG brand is an important aspect of attracting and maintaining clients. The importance of brand recognition will increase as competition in the market for Internet services increases. Building a brand requires a successful marketing effort and successful delivery of products and services to clients. A single event involving client dissatisfaction could tarnish our perception as a whole despite our efforts to maintain and strengthen the THCG brand name. Consequently, the strategy adopted and expenses incurred by us may not result in a stronger brand.

Ownership of our company is concentrated.

         Joseph D. Mark and Adi Raviv, our co-chief executive officers and directors, each beneficially owned approximately 17.5% of our outstanding common stock as of March 24, 2000. As a result, Messrs. Mark and Raviv possess significant influence over our company on business matters, including the election of directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders. Greenwich Street Capital Partners II, L.P. and its affiliates beneficially owned approximately 35.7% of our outstanding common stock as of March 24, 2000. In addition, pursuant to a voting agreement between us and Greenwich Street Capital Partners, Greenwich Street Capital Partners has the right to appoint one individual to our Board of Directors so long as Greenwich Street Capital Partners is the holder of common stock or warrants to purchase common stock which equal at least 5%, in the aggregate, of our outstanding shares of common stock. Keith W. Abell, Co-President of Greenwich Street Capital Partners, became a director on November 1, 1999.

         The concentration of our share ownership may:

         o        delay or prevent a change in control of THCG;

         o impede a merger, consolidation, takeover or other business combination involving THCG; or

         o discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of THCG.

The broker-dealer activities of our wholly-owned subsidiary, Tower Hill Securities, are subject to extensive regulation.

         Our wholly-owned subsidiary, Tower Hill Securities, is a registered broker-dealer and a member of the National Association of Security Dealers, or NASD. As a result, Tower Hill Securities' principals, registered representatives and other associated persons must comply with applicable state securities laws, rules and regulations, and with the rules of the NASD. Broker-dealers are subject to extensive regulations which cover all aspects of the securities business, including sales methods, trade practices, capital structure, record keeping and conduct of directors, officers and employees. In addition, Tower Hill Securities is required to maintain a minimum regulatory net capital and a specified ratio of aggregate indebtedness to net capital. The failure to comply with, or adverse changes in, the laws or regulations to which Tower Hill Securities' business is subject, or adverse changes in the interpretation thereof, could have a material adverse effect on the business, financial condition and operating results of Tower Hill Securities and us, as its parent.

The issuance of preferred stock or additional common stock may adversely affect our stockholders.

         Our board has the authority to issue up to 5,000,000 shares of our preferred stock and to determine the terms, including voting rights, of those shares without any further vote or action by our stockholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our board may issue additional shares of common stock without any further vote or action by stockholders, which would have the effect of diluting common stockholders. An issuance could occur in the context of a public or private offering of shares of common stock or preferred stock or in a situation in which the common stock or preferred stock is used to acquire the assets or stock of another company. The issuance of common stock or preferred stock could have the effect of delaying, deferring or preventing a change in control.

Anti-takeover provisions could make a third-party acquisition of our company difficult.

         We are a Utah corporation. The Utah General Corporation Law contains provisions that could make it more difficult for a third party to acquire control of us. In addition, we have a classified board of directors, with each board member serving a staggered three-year term. The existence of a classified board could make it more difficult for a third-party to acquire control of us.

Shares eligible for future sale could cause our stock price to decline.

         The market price of our common stock could decline as a result of future sales of substantial amounts of our common stock, or the perception that such sales could occur. Furthermore, certain of our existing stockholders have the right to require us to register their shares, which may facilitate their sale of shares in the public market.

                  Risk Factors Affecting Our Partner Companies

Our partner companies' growth depends on their ability to retain their key personnel.

         Although we offer management guidance and support to our partner companies, the growth of our partner companies will depend on their ability to attract and retain their own senior management personnel. As they expand, our partner companies will also need to continue to hire additional technical, marketing, financial and other key personnel, unless they rely on us or third parties to provide these services. A shortage in the availability of required personnel could limit the ability of our partner companies to grow, sell their products and services and launch new products and services.

Many of our partner companies may grow rapidly and may be unable to manage their growth.

         We expect many of our partner companies to grow rapidly. Rapid growth often places considerable operational, managerial and financial strain on a business. To successfully manage their rapid growth, our partner companies must:

         o rapidly improve, upgrade and expand their business infrastructures;

         o        deliver products and services on a timely basis;

         o        maintain levels of service expected by clients and customers;

         o        maintain adequate levels of liquidity; and

         o expand and upgrade their technology, transaction processing systems and network hardware or software or find third parties to provide these services.

         Our business, financial condition and operating results will be materially and adversely affected if our partner companies are unable to successfully manage their growth. In addition, many of our partner companies have only recently begun to develop their financial reporting systems and controls. As a result, these companies may not be able to provide us with their financial results on a timely basis, making it difficult for us to monitor these companies and assess our financial position.

If we are unable or unwilling to provide our partner companies with the significant additional financing they will need, our equity interests in them may be diluted or they may fail.

         Most of our current partner companies are, and we expect that our future partner companies will be, in the early stages of their development. Our partner companies will require significant amounts of additional capital to compete successfully, meet their business objectives and produce revenues and profits. We may not be able to accurately predict these capital needs, and we may decide not to provide the additional capital that our partner companies require or we may not be given the opportunity to provide it. If our partner companies receive capital from other sources, our ownership interest in them may be diluted. If our partner companies are unable to obtain additional capital, they may fail and their failure could have a material adverse effect on our business, financial condition and operating results.

Our partner companies face intense competition in their product and service markets, and if they cannot compete effectively, they will fail.

         Competition for Internet-related products and services is intense. As the market for e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. If our partner companies are unable to compete successfully, they will fail and their failure may have a material adverse effect on our business, financial condition and operating results.

Our partner companies may fail if they do not adapt to the rapidly changing e-commerce marketplace.

         If our partner companies fail to adapt to the rapid changes in technology and customer and supplier demands, they may not generate revenues or become or remain profitable. The e-commerce market is characterized by:

         o        rapidly changing technology;

         o        evolving industry standards;

         o        frequent new product and service introductions;

         o        shifting distribution channels; and

         o        changing customer demands.

         Our future success will depend on our partner companies' ability to adapt to this rapidly evolving marketplace. They may not be able to adapt their products and services adequately or economically, develop new products and services or establish and maintain effective distribution channels for their products and services. Our partner companies' businesses will also depend on the efficient and uninterrupted operation of their computer and communications hardware systems to enable them to continuously provide their products and services over the Internet. If our partner companies are unable to meet these challenges, they may be unable to sell their products and services and generate revenues. Therefore, their businesses may become or remain unprofitable which, in turn, will have a material adverse effect on our business, financial condition and operating results.

Our partner companies may not be able to attract a loyal base of customers to their web sites or develop relationships with distribution partners, which will negatively affect their ability to generate revenues.

         Our success is related to the ability of our partner companies to deliver compelling Internet content, products or services to their targeted customers. Internet users can freely navigate and instantly switch among a large number of web sites. Many of these web sites offer original content, products or services, which may make it difficult for our partner companies to distinguish the content on their web sites sufficiently to attract a loyal base of users. If any partner company fails to differentiate itself from other Internet industry participants, the value of its brand name could decline, and its prospects for future growth would diminish. In addition, our partner companies will need to develop relationships with entities, such as Internet service providers, Internet portals and e-commerce web sites, typically called distribution partners, that can guide or deliver customers to visit our partner companies' web sites. There is intense competition for these distribution partners. Accordingly, maintaining a strong base of distribution partners may be difficult and costly for our partner companies.

Our partner companies may be at a competitive disadvantage if they are unable to protect their proprietary rights or if they infringe on the proprietary rights of others, and any related litigation could be time consuming and costly.

         Because all our partner companies operate or will operate their businesses through web sites and rely on hardware and software to conduct e-commerce, proprietary rights, particularly in the form of trade secrets, copyrights and patents, will be critical to the success and competitive position of most of our partner companies.

         The actions that our partner companies take to protect their proprietary rights may be inadequate. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries and our partner companies may be unable to control the dissemination of their content and products and use of their services due to the global nature of the Internet. A substantial majority of our partner companies license content and technology which they include in their product or service offerings from third parties, and they could become subject to infringement actions as a result. In addition, third parties may claim that our partner companies have violated their intellectual property rights. For example, companies have recently brought claims regarding alleged infringement of patent rights relating to methods of doing business over the Internet. To the extent that any of our partner companies violates a patent or other intellectual property right of a third party, it may be prevented from operating its business as planned, and it may be required to pay damages, to obtain a license, if available, to use the patent or other right or to use a non-infringing method, if possible, to accomplish its objectives. Any of these claims, with or without merit, could subject our partner companies to costly litigation and the diversion of their technical and management personnel. If our partner companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by them will increase, and their profits, if any, will decrease.

Concerns regarding security of transactions or the transmissions of confidential information over the Internet or security problems experienced by our partner companies may prevent them from expanding their businesses or subject them to legal exposure.

         If a partner company does not offer sufficient security features in its online product and service offerings, its products and services may not gain market acceptance, and it could be exposed to legal liability. Despite the measures that may be taken by our partner companies, the infrastructure of each of them will be potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures of our partner companies, that person could misappropriate proprietary information or cause interruptions in the operations of the partner company. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose it to a risk of loss or liability. All of our partner companies will be required to make significant expenditures, either for internal development efforts or payments to us or other third parties providing security-related services, to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers may become more concerned about security. If our partner companies are unable to adequately address these concerns, they may be unable to sell their products and services.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Specifically, all statements other than statements of historical facts included in this prospectus, or incorporated herein by reference, regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this prospectus, including the information incorporated by reference, the words anticipate, believe, estimate, expect, may, will, continue, intend and plan and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These cautionary statements reflect our current view regarding future events and are subject to risks, uncertainties and assumptions related to various factors which include but may not be limited to those listed under the heading "Risk Factors" and other cautionary statements in this prospectus and in the information incorporated herein by reference.

         Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended or planned. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the net proceeds from the sale of common stock offered by this prospectus, and we will receive none of these proceeds.

                               SELLING STOCKHOLDER

         The selling stockholders are offering and selling a total of 907,556 shares of common stock under this prospectus. The following table sets forth:

         o the number of shares of common stock beneficially owned by each selling stockholder as of the date of this prospectus;

         o the number of shares being offered by each selling stockholder under this prospectus; and

         o the number of shares of common stock which will be owned by each selling stockholder after the completion of the offering (assuming that all of the shares offered by each selling stockholder are sold).

         The information set forth in the table below is based on 12,579,635 shares of common stock outstanding as of March 24, 2000, which includes all of the shares being offered by the selling stockholders by this prospectus. All information with respect to share ownership has been provided by the selling stockholders. The shares offered under this prospectus may be offered from time to time, in whole or in part, by the selling stockholders or their transferees. Except as indicated in the footnotes, none of the selling stockholders has been an officer, director or employee of THCG for the past three years.


------------------------------------------------ --------------------- ---------------- ------------------------------------------
                                                 Number of Shares of                      Common Stock Beneficially Owned After
                                                     Common Stock         Number of                   the Offering
                                                  Beneficially Owned      Shares of     ------------------------------------------
                                                     Before the         Common Stock
             Selling Stockholders                     Offering            Offered             Number               Percent
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
212 Madison Corporation                                 1,458             1,458 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Murat and Ender Agirnasli                               5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Alliance Capital Investment Corporation                 52,501           52,501 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Allied International Fund, Inc.                         5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Apparel Trading International, Inc. Retirement                                                                       *
Trust                                                   5,834             5,834 (1)             0
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Baystate Development Trust                              17,500           17,500 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Ellis Belodoff                                          5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Gary Berger                                             5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Ivan Berkowitz                                       237,000 (2)         12,000 (3)        225,000 (2)              1.8%
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Kenneth and Lori Bernstein                              2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Theodore J. Burns                                       22,000           22,000 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Bud Clarke                                              2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Commercial Reserve Corporation                          2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Corporate Funding Group                                141,983           141,983 (1)            0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Corsair/Kramer, Inc.                                    2,622             2,622 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Daleford Way Pty Ltd.                                   5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Delaware Charter Guarantee & Trust FBO: Ronald
I. Heller, IRA                                          5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Gerry Delisle                                           42,780           42,780 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Cyrus Diamond and Janet Diamond JTWROS                   2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------

------------------------------------------------ --------------------- ---------------- ------------------------------------------
                                                 Number of Shares of                      Common Stock Beneficially Owned After
                                                     Common Stock         Number of                   the Offering
                                                  Beneficially Owned      Shares of     ------------------------------------------
                                                     Before the         Common Stock
             Selling Stockholders                     Offering            Offered             Number               Percent
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Victor J. DiGioia                                       1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Mitchell and Randi Dobies                               2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Herbert and Janice Donica JTTEN                         2,543             1,459 (1)           1,084                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Sheldon Erdman                                          1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Gerald L. Facciani                                      10,168            5,834 (1)           4,334                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Vincent and Louise Ferrante                             3,936             2,917 (1)           1,019                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Celeste Fierro                                           729               729 (1)              0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
First Trust Corporation  Trustee FBO: Robert
M. Marcus IRA                                           5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Galaxy Investments, Inc.                                72,028           11,668 (1)          60,360                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Gary and Debra Gallagher JTWROS                         1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Stanley R. Goldstein                                    1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
The Steven J. Goodman Revocable Living Trust            1,750             1,750 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
The Steven J. Goodman Defined Benefit Pension
Plan                                                    1,167             1,167 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Jay Gottlieb                                            2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Michael I. Gottlieb                                     1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Peter Graham, as trustee for the Peter Graham                                                                        *
Money Purchase Trust                                    5,244             5,244 (4)             0
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Jay Haft                                                11,667           11,667 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Rachel Hemeli                                           1,167             1,167 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Investquest, Inc.                                       23,334           23,334 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Jasminville Corporation N.V.                            5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Kaiser Capital Fund L.P.                                5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Ruth Kanter                                             15,835            5,834 (1)          10,001                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Kanter Family Foundation (5)                            61,334            5,834 (1)          55,500                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Andrew M. Kaplan                                        1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Jerry Kaplan                                            3,917             2,917 (1)           1,000                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Lawrence Kaplan (6)                                     83,333           33,334 (1)          49,999                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Lawrence and Helaine Kaplan JTTEN                       35,000           35,000 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Lorraine Kaplan                                         2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Stanley A. Kaplan (6)                                   61,667           11,667 (1)          50,000                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Geraldine Kelly                                         13,368            5,834 (1)           7,534                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Kensington Investment Associates                        10,488           10,488 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Helen Kohn                                              5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Burton Koffman                                          20,625           20,625 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Kenneth J. Koock                                        17,835           11,667 (1)           6,168                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Randi Lambert                                           2,543             1,459 (1)           1,084                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Laurick Trust                                           2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Melvin Lax                                              2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Douglas B. Luce                                         17,500           17,500 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Lyon Share Venture Capital                              14,159           14,159 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Laleh Mansouri                                          1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Martan & Co.                                            8,750             8,750 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Mataponi Trust                                          41,248           41,248 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
David Melin                                             2,622             2,622 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Michael Miller                                          11,667           11,667 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Diani and Harry G. Mohrman, Jr.                         1,959             1,459 (1)            500                   *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------

------------------------------------------------ --------------------- ---------------- ------------------------------------------
                                                 Number of Shares of                      Common Stock Beneficially Owned After
                                                     Common Stock         Number of                   the Offering
                                                  Beneficially Owned      Shares of     ------------------------------------------
                                                     Before the         Common Stock
             Selling Stockholders                     Offering            Offered             Number               Percent
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
M.S. Farrell Holdings Inc.                              11,667           11,667 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Robert N. Murray                                        2,917             2,917 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
David S. Nagelberg                                      5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Guy and June Padulo                                     2,125             1,459 (1)            666                   *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
George Patsis                                           1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Joseph J. Papeo                                         1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Jay Petschek                                            12,672           12,672 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Gerry Polakoff                                          42,780           42,780 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Gary O. Prescott                                        5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Neil Ragin                                              8,750             8,750 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Alfred Romano                                           5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Paul Savage                                             2,167             2,167 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Kenneth Schlacter                                       2,659             1,459 (1)           1,200                  *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Lawrence J. Schorr                                       874               874 (4)              0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Schuyler Associates                                     41,248           41,248 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Jonathan D. Siegel                                      5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Ronit Sucoff                                            5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Fabian Talierco                                         1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Michael Talierco                                        1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
United Growth Fund Inc. Profit Sharing Plan             5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Vestal Venture Capital                                  4,196             4,196 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Bruce H. Wallach                                        1,459             1,459 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Whitehorn Associates, Inc.                              20,625           20,625 (4)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Windy City, Inc. (5)                                   111,063            6,125 (1)          104,938                 *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------
Peter Wolf                                              5,834             5,834 (1)             0                    *
------------------------------------------------ --------------------- ---------------- ------------------ -----------------------

---------------------------------
*        Less than 1%

(1) The selling stockholder acquired the shares of common stock being offered by this prospectus upon the exercise of our Class A Warrants in February 2000. The Class A Warrants were purchased by the selling stockholder for $1.50 per share in a private placement transaction in October 1997. In January 1999, we effected a one-for-six reverse split of our common stock. As a result, the exercise price of the Class A Warrants was increased to $9.00 per share and the number of shares of common stock that could be purchased upon the exercise of the Class A Warrant was divided by six. On February 25, 2000, we redeemed any Class A Warrants that were not exercised on or before February 24, 2000.

(2)      Includes 50,000 shares subject to options exercisable within 60 days.

(3) On December 29, 1999, we issued the selling stockholder 12,000 shares of common stock pursuant to a finders agreement, dated December 29, 1999, between us and the selling stockholder. We entered into the finders agreement with the selling stockholder in connection with our acquisition of Mercury Coast Inc.
         on December 29, 1999.

(4) The selling stockholder acquired the shares of common stock being offered by this prospectus in connection with our purchase of shares of common stock of Global Credit Services, Inc. from the selling stockholder on February 7, 2000. In connection with that purchase, we agreed to register these shares of our common stock under the Securities Act of 1933.

(5) Joel S. Kanter, a director of THCG, is the president of the selling stockholder.

(6) On November 1, 1999, we issued the selling stockholder 50,000 shares of common stock pursuant to an amended and restated finders agreement, dated as of August 5, 1999, between us, Larry Kaplan, Stanley Kaplan and Tower Hill Securities, Inc. We entered into the amended and restated finders agreement in connection with our acquisition of Tower Hill Securities, Inc. on November 1, 1999.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock offered by this prospectus on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The shares may be sold from time to time by the selling stockholders, or by their pledgees, donees, distributees, transferees or other successors in interest. Sales of the shares may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

         The selling stockholders may effect these transactions by selling their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Exchange Act of 1934 may apply to their sales in the market.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

         We have agreed with the selling stockholders to keep the registration statement, of which this prospectus is a part, effective for a period of up to 90 days after the effectiveness of the registration statement.

         Except as noted in the next sentence, all of the selling stockholders acquired their securities in the ordinary course of business and none of them had any agreement or understanding, directly or indirectly, with any person to distribute the securities at the time their securities listed above were acquired. The following persons or entities are "underwriters" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this prospectus: 212 Madison Corporation, M.S. Farrell Holdings Inc. and Martan & Co. Any broker-dealers or agents that participate with these persons or entities in sales of the shares may be considered to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are considered to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act 0f 1933.


                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of common stock offered by this prospectus have been passed upon for us by Stoel Rives LLP, Salt Lake City, Utah.

                                     EXPERTS

         Richard A. Eisner & Company, LLP, independent public accountants, audited our consolidated financial statements as of December 31, 1999 and for the year then ended, which are included in our Annual Report on Form 10-K for the year ended December 31, 1999 incorporated by reference in this prospectus and elsewhere in this registration statement, as indicated in their report with respect thereto. These documents are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         Cohen & Schaeffer, P.C., independent public accountants, audited our Hambro America Securities Inc.'s consolidated financial statements as of December 31, 1998 and March 31, 1998 and for the nine months and year, respectively, then ended, and audited the consolidated financial statements of Mercury Coast Inc. as of December 28, 1999 and for the period from March 11, 1999 (inception) to December 28, 1999, incorporated by reference in this prospectus and elsewhere in this registration statement, as indicated in their reports with respect thereto. These documents are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the registration statement of which this prospectus is a part is no longer effective:

         The following documents are incorporated by reference into this prospectus:

         o Annual Report on Form 10-K, for the fiscal year ended December 31, 1999;

         o        Current Report on Form 8-K, filed January 6, 2000 pursuant to
                  Section 13 or 15(d) of the Exchange Act;

         o Financial statements of Hambro America Securities, Inc. as of March 31, 1998 and for the year then ended and as of December 31, 1998 and for the nine months then ended, together with the reports thereon dated May 20, 1998 and January 26, 1999, respectively, of Cohen & Schaeffer, P.C., and the unaudited pro forma combined financial information of THCG, Inc. included in our Current Report on Form 8-K/A, filed January 14, 2000 pursuant to Section 13 or 15(d) of the Exchange Act;

         o Registration Statement on Form 10, filed pursuant to Section 12(g) of the Exchange Act, which contains a description of our common stock, including any amendment or report filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Corporate Secretary
         THCG, Inc.
         650 Madison Avenue, 21st Floor
         New York, New York 10022
         Telephone number: (212) 223-0440

         You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                 907,556 SHARES

                                     [LOGO]

                                   THCG, INC.

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                                __________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                      Total

SEC registration fee (actual) .........................................$3,847.89
Accounting fees and expenses ...........................................$ 15,000
Legal fees and expenses.................................................$ 25,000
Printing and engraving expenses.........................................$ 20,000
Miscellaneous expenses..................................................$ 10,000

         Total.......................................................$ 73,847.89
                                                                     ===========

Item 15.  Indemnification of Directors and Officers

         Reference is made to Section 16-10a-841 of the Utah Revised Business Corporation Act (the "URBCA"), which permits a corporation in its articles of incorporation or in its bylaws to eliminate or limit the personal liability of a director to the corporation or to its shareholders for any actions taken or any failure to take any action as a director, except for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 16-10a-842 (providing for liability of directors for unlawful distributions to shareholders); or (d) an intentional violation of criminal law. The Registrant's Articles of Amendment and Restatement contain provisions permitted by Section 16-10a-841 of the URBCA.

         Reference is made to Sections 16-10a-902 and 16-10a-907 of the URBCA, which provide that a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if (a) his conduct was in good faith; (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of clause (b) in the preceding sentence. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre is not by itself determinative that the individual did not meet the standard of conduct required for indemnification. A corporation may not indemnify a director: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. Indemnification permitted under these sections of the URBCA in connection with a proceeding by or in the right of a corporation is limited to reasonable expenses incurred in connection with the proceeding.

         Reference is made to Section 16-10a-907 of the URBCA, which provides that a corporation may indemnify an officer of the corporation to the same extent as a director and, with respect to an officer who is not a director, to a greater extent if not inconsistent with public policy.

         The Registrant's Articles of Amendment and Restatement and Amended and Restated By-laws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted by the URBCA.

         The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 16.  Exhibits

Exhibit No        Description

5        Opinion of Stoel Rives LLP.

23.1     Consent of Richard A. Eisner & Company, LLP.

23.2     Consent of Cohen & Schaeffer, P.C.

23.2 Consent of Stoel Rives LLP (contained in the opinion filed as Exhibit 5 hereto).

24.1 Power of Attorney (contained on the signature page of this Registration Statement).

Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 30, 2000.

                                            THCG, INC.

                                            By:  /s/ Joseph D. Mark
                                                 -----------------------------
                                            Name: Joseph D. Mark
                                            Title: Co-Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Joseph D. Mark and Adi Raviv, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                           Title(s)                   Date
      ---------                           --------                   ----

/s/ Joseph D. Mark                     Co-Chief Executive         March 30, 2000
-------------------------------        Officer (Co-Principal
Joseph D. Mark                         Executive Officer) and
                                       Director

/s/ Adi Raviv                          Co-Chief Executive         March 30, 2000
-------------------------------        Officer (Co-Principal
Adi Raviv                              Executive Officer) and
                                       Director

/s/ Shai Novik                         Chief Financial Officer    March 30, 2000
-------------------------------        (Principal Financial and
Shai Novik                             Accounting Officer)

                                       Director                  March  30, 2000
-------------------------------
Keith Abell

/s/ Gene E. Burleson                   Director                  March  30, 2000
-------------------------------
Gene E. Burleson

/s/ Burton W. Kanter                   Director                  March 30, 2000
-------------------------------
Burton W. Kanter

/s/ Joel S. Kanter                     Director                  March 30, 2000
-------------------------------
Joel S. Kanter

/s/ Henry Klein                        Director                  March 30, 2000
-------------------------------
Henry Klein

/s/ Evan Marks                         Director                  March 30, 2000
-------------------------------
Evan Marks

/s/ Larry Smith                        Director                  March 30, 2000
-------------------------------
Larry Smith

/s/ Stanley B. Stern                   Director                  March 30, 2000
-------------------------------
Stanley B. Stern

                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

5        Opinion of Stoel Rives LLP.

23.1     Consent of Richard A. Eisner & Company, LLP.

23.2     Consent of Cohen & Schaeffer, P.C.

23.2 Consent of Stoel Rives LLP (contained in the opinion filed as Exhibit 5 hereto).

24.1 Power of Attorney (contained on the signature page of this Registration Statement).